December 12, 1996



Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Ladies and Gentlemen:

     On or about November 13, 1996, Guidant Corporation, an Indiana corporation (the "Company"), will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 250,000 shares of the Company's common stock, without par value (the "Common Stock"), that may be issued or transferred by the Company upon the exercise of stock options or pursuant to restricted stock grants, that may be granted to non-employee directors of the Company under the Guidant Corporation 1996 Nonemployee Directors Stock Plan (the "Plan"). Pursuant to the Plan, 3,570 shares have been issued to non-employee directors of the Company pursuant to restricted stock grants.

     With respect to the Company and shares of its Common Stock, it is my opinion that:

     A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana;

     B. The 250,000 shares of Common Stock referred to above are duly authorized;

     C. The 3,570 shares which have already been issued pursuant to restricted stock grants in accordance with all of the conditions of the Plan, have been validly issued and are fully paid and nonassessable subject, however, to termination of the grant and the requirement for re-transfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant; and


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     D.   The remaining 246,430 shares available for issuance pursuant to the Plan will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer:

          (i) pursuant to the exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options; and

          (ii) pursuant to restricted stock grants awarded in accordance with all of the conditions of the Plan subject, however, to termination of the grant and the requirement for re-transfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant.

     In arriving at the foregoing opinions, I or members of my staff have examined corporate records, plans, agreements and other documents of the Company. I am a member of the bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Sincerely,

                              GUIDANT CORPORATION




                              By:    s/J. B. King
                                   -------------------------------
                                   J. B. King
                                   Vice President, General Counsel
                                   and Secretary

JBK:cl